Exhibit 99.2

STEELCLOUD, INC.
September 15, 2009
Script for Earnings Conference Call for Third Quarter 2009

Brian Hajost: Good morning and welcome to the SteelCloud third quarter investor call.  With me today is Kevin Murphy, the Company’s CFO.
Before we begin, Kevin will read the Safe Harbor Statement.

Kevin Murphy:  Thanks Brian, before we begin, let me read the Safe Harbor Statement.

Except for historical information, all the statements, expectations, and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties.  It is possible that the assumptions made by management are not necessarily the most likely and may not materialize.  In addition, other important factors that could cause actual results to differ materially include the following: our ability to obtain financing in the short term; general business conditions and the amount of growth in the computer industry and the general economy; competitive factors; ability to attract and retain personnel and key sales and management personnel; the price of our common stock; and the risk factors set forth from time to time in our SEC reports, including our Quarterly Report on Form 10-Q for the period ended July 31, 2009.  SteelCloud undertakes no obligation to update or correct these forward-looking statements.

Further, this conference call, and the information provided today, does not constitute an offer to buy or an invitation to sell, any of the securities of the Company.  Such an offer may only be made pursuant to a registration statement and prospectus filed with the Securities and Exchange Commission.

This morning, we released our fiscal 2009 third quarter results.

As previously disclosed, in our third quarter we sold our hardware integration division.  Accordingly, the financial results associated with the integration business have been reflected as discontinued operations.  We have reclassified prior period amounts for comparability purposes.   It is important to note that the discontinued operations consist of revenues and costs directly associated with the integration business and do not include any of our fixed or variable costs required to operate the Company.    Examples of costs that were not included in discontinued operations were management personnel costs, corporate overhead costs, and public company costs.

Revenues for the third quarter were approximately $282,000 compared to $903,000 for the same period in fiscal 2008.  The net loss from continuing operations was approximately $700,000 or $.05 per share for the third quarter in fiscal 2009 compared to a net loss of approximately $1 million or $.07 cent per share in the third quarter of fiscal 2008.  Loss from discontinued operations for the third quarter was approximately $179,000 or $.01 per share in fiscal 2009 compared to net income of $389,000 in the third quarter of fiscal 2008.

Product revenues increased 55% in the third quarter of fiscal 2009.  SteelWorks Mobile represents 97% of the third quarter revenues and given that the products were launched in early fiscal 2009, sales of these products have increased 100% from the third quarter of fiscal 2008.  As a result, product gross margins as a percentage of revenue have increased to nearly 60%.  We anticipate gross margin percentages from the sales of the SteelWorks products to be between 40% and 60% in future periods.

We continue to manage our operating costs.  As we completed the sale of our hardware integration business, we further reduced our operating and overhead costs as our new business is less capital and resource intensive.  We will continue to make these changes in future periods.  Our third quarter 2009 operating expenses decreased 33% from the third quarter of 2008.

We ended our third quarter with approximately $366,000 in cash and working capital deficit.  As of today, we have cash on hand of approximately $162,000, which is approximately 30 days of cash to fund operations.  As we have disclosed in prior conference calls, it is crucial that we raise additional capital immediately.  Regarding our activities for securing additional capital, we have recently engaged an investment banker to explore our opportunities and to act as placement agent for potential sales of our common stock.  We have filed a registration statement with the Securities and Exchange Commission for the sale of our common stock.

The infusion of cash we seek will provide us the working capital for operations as well as the ability to take advantage of opportunities in the market place, further enhance the SteelWorks products and develop our sales channels.  We cannot guarantee our success in any one of these particular objectives.  We simply must raise additional capital and explore every option available to us.

With that, I’ll turn the floor to Brian.

Thank you Kevin,

I want to bring our investors up to date on our Nasdaq listing.  As we reported, SteelCloud received a Net shareholder’s equity deficiency letter from Nasdaq in March of this year.  SteelCloud and our advisors met with the Nasdaq listing panel on September 3rd and presented the Company’s conformance plan which described our process for raising additional equity.  We asked for an exemption to the net equity requirement and all other applicable listing requirements until the first week of January 2010.  I was satisfied with our presentation and the interchange with the panel.  We expect to hear from the panel within the next 1-6 weeks.  When we do hear from Nasdaq, the communication will most likely be one of three conclusions:  1) our plan is accepted by the panel; 2) our plan is rejected by the panel; or 3) the panel asks for an update on our progress in a few weeks before making a decision.  If rejected, it is the intention of the Company to comply with the requirements of moving our listing to the OTCBB exchange run by Nasdaq.  If our plan is accepted, then our ultimate success, in bringing SteelCloud into compliance with Nasdaq’s net equity requirement, will be successfully placing the additional equity detailed in our S1 filing.

The Company has not yet received a Nasdaq deficiency notice regarding our stock price.  Once we do receive this notice, which we expect at any time, we will have 180 days to come into compliance.  Currently it is our intention to take reasonable steps to keep our Nasdaq listing and to, if necessary, deal with this issue at the annual shareowners meeting in the Spring.

As Kevin mention and as we have discussed in each of our shareowner conference calls, the Company needs to raise additional equity in the very short term.  Let me explain the process that we are going through.  As our shareowners are probably aware, we filed an S1 Registration Statement with the SEC on April 22nd, to sell 16M common shares and 16M warrants.  Since that time we have amended the S1 to update our financials and to respond to questions from the SEC.  Shortly, we plan to refile the S1 with our Q3 financials.  Being a Nasdaq listed Company, SteelCloud is required to get shareowner approval for the issuance of more than 20% of its outstanding stock.  We have filed our proxy with the SEC and plan to conduct a special shareowners meeting within approximately 30 days from when the proxy is approved by the SEC.  We believe that the passage of this request to sell the additional equity is crucial to executing on the strategy of the Company and to keeping the Company’s shares listed on Nasdaq.  At the time when our S1 registration statement is effective, we will communicate to interested investors as to how to participate in this offering.  As our shareowners are probably aware, there is a range of pricing now listed in the S1 prospectus.  Shortly after the S1 is effective the Company, with our advisors, will set the fixed price for the offering.  Last week the Company announced that, after evaluating multiple investment bankers, the Company chose Westminster Securities to assist us in placing our shares.  This is a huge step forward in preparing for a successful offering.  I am personally delighted to work with Westminster Securities.

During our June 16th quarterly investor call I communicated the following:

▪	Our then-current economy dictated that the Company needed to re-think our plans and strategies

▪	Going forward, SteelCloud would primarily be a software company organized around domestic, international, and the DoD BlackBerry markets

▪	We were evaluating strategic opportunities for our integration business

▪	We would create a smaller, more efficient organization with the best prospects of becoming cash flow positive

Now, let me summarize what we accomplished during the 3rd quarter:

▪	On June 15th our board members, in showing their confidence and support for the Company’s strategy, each made a restricted equity investment in the Company’s stock

▪	On July 1st, we executed a bridge loan with Caledonia Capital. It is the Company’s intention to repay this note from proceeds from our S1 equity offering.

▪
On July 10th we sold our Integration business generating immediate cash and establishing a potential future royalty stream.  The transaction provides that the Company will receive up to $325,000 in royalties from our customers and prospects based on a royalty rate of 15% of revenue.  We expect that we will receive our first royalty payment within the next month.

▪
In July, we announced an OEM agreement with Dell to manufacture our SteelWorks Mobile appliance and support the appliance worldwide.  This agreement is partially responsible for our success with some of the international opportunities that I will detail in a few minutes.

▪	We announced the delivery of a number of our DoD-specific versions of SteelWorks Mobile. These installations encompass both domestic and foreign located U.S. military commands.

▪	On July 31st I conducted an update shareholder call to detail the Company’s strategy going forward.

▪
During the quarter we dramatically decreased our overhead expenses as a direct result of exiting the integration business.  Having completed that process during the quarter, not all of the cost savings are represented in our quarterly expense numbers.

In our previous investor calls I have discussed the SteelWorks Mobile product.  We have developed commercial and DoD-specific versions of SteelWorks.  The DoD version is branded under the name SteelWorks FedMobile.  Both products appliantize RIM’s BlackBerry Enterprise Server – or BES.  BES is a server software solution which has been implemented in most enterprise Blackberry installations.  It provides synchronization, security, policy management, deployment automation, and application management.  BES provides unique capabilities to the enterprise that are not available in any other technology.  Today, BES implementations have approach 200K worldwide – most running the 4.X version of the application.  After a three year production cycle, RIM released the 5.0 version of BES in May.  It is expected that vast majority of BES sites will begin upgrading to the new 5.0 version of the system.

The SteelWorks Mobile team has worked diligently over the past 9 months to enhance our BlackBerry-related software with both new and upgraded functionality.  Our just released proprietary high availability fail-over capability, EverAvail, provides SyncBeat, a heartbeat between two appliances and allows the second appliance to take over the operation in the event the first appliance fails for any reason.  Viable competitive solutions to EverAvail require 4-5 servers to accomplish what our software does with 2 servers.  We have also packaged SteelWorks in a new secure hardened Microsoft Windows Server environment, thereby reducing or eliminating a customer’s need to harden their environment.  Our simple secure implementation reduces a week or more of IT effort.
I believe that SteelWorks Mobile is the single best way to implement a BlackBerry Enterprise Server.  It is elegant, it is simple, and users can realize the benefit of their purchase within hours, rather than weeks or months.  Within the significant BlackBerry ecosystem, SteelWorks Mobile is a unique solution.  The BlackBerry Enterprise Server is one of the most prolific server software products in the world.  Every 1% of BES market share SteelCloud wins, nets the Company approximately $8M in high margin revenue.  With the restructuring of the Company, SteelCloud’s break-even point is only about $4M in annual SteelWorks revenues.
Our BlackBerry-related business is very different than our traditional hardware business.  It is fundamentally a software business involving smaller transactions at much higher margins.  SteelWorks is sold through channels, requiring a much smaller investment in sales staff.  SteelWorks does require the marketing of the product through web 2.0 venues and methodologies.  However, the product is complete.  We have developed high value software and integrated our product into an industry leading Dell platform.  Our challenge now is just getting the word out to a market that already exists and with customers that we believe will be attracted to our unique SteelWorks product.  Again, with installations approaching 200k, the BlackBerry Enterprise Server it is one of the most popular server applications in existence.

We believe that our prospects for SteelWorks and our BlackBerry-related business have improved dramatically over the last few months.  Not only will the Release of BES 5.0 open up SteelWorks to the significant BES upgrade market, but SteelCloud has, and is, establishing significant new channel and partner relationships that a Company of our size would not typically have access to.
In July, we announced an OEM agreement with Dell.  This is significant for SteelCloud for a number of reasons.  With the sale of our integration capability, outsourcing this function to Dell alleviates the need to fund an infrastructure for shipping/receiving, component purchasing, and most importantly, warranty and break/fix customer support.  It greatly simplifies our operations while improving our net margins.  This Dell relationship brings two additional significant advantages to SteelCloud – worldwide on-site hardware support and instant credibility with the Dell name and reputation.  We are in good company with Dell, who also builds and sells appliances for major companies such as Google, with Google’s search appliance.
We have developed our first SteelWorks product, the E4200, on Dell’s newest generation hardware.  We expect in the coming months to release three additional SteelWorks products on Dell platforms – two higher-end and one lower-end products.

This is only phase one of our relationship with Dell.  We have signed an agreement with Dell to begin the process of setting up Dell to sell SteelWorks through Dell.com and their own sales organization.  This will be a new phase in our relationship with Dell and will also include setting up a large national technical products distributor.  We are in the final stages of our negotiation with this distributor and hope to announce that contract in the coming weeks.  Once set up, SteelWorks can be purchased by the distributor’s extensive VAR, consultant, and reseller network.  The distributor will handle orders, shipments, credit risk, and billing.  We plan to stock product at the distributor.
Furthermore, we are actively working with Dell to determine the best way to leverage their marketing capability to promote SteelWorks.  We are encouraged by our progress and are encouraged by Dell’s attention and support.
We will soon add a new dimension to our relationship with Research in Motion.  For months now we have been working to address the specific needs of RIM and its Hosting partners and initiatives worldwide.  We have been notified by RIM that, by the end of September, SteelCloud’s Alliance Partner status with RIM will be upgraded to “Elite,” the highest level currently available.  We expect to have agreements in place with RIM to market SteelWorks and RIM licenses to BlackBerry hosting partners worldwide.  Hosting partners are companies that offer outsourced email and Blackberry Enterprise Server capabilities to multiple smaller companies as a service.  Our new relationship kicked-off at the Hostingcon 2009 show in Wash. DC in August.  SteelCloud participated in RIM’s booth at the show and was the only 3rd party company in the booth.  The added benefit of this significant hosting market opportunity is that SteelCloud will receive monthly license fees for each Smartphone supported by these hosting partners, thus creating a profitable recurring monthly revenue stream for SteelCloud that is expected to grow substantially over time.

We estimate that approximately 100 current domestic hosting partners will begin the transition to SteelCloud around the end of the month.  We are replicating the U.S. scenario into Europe, the Middle East, Africa, Latin America, and the Pacific/Asia regions.  We believe that our total solution was attractive to RIM because our appliance affords the easiest way to implement and support BES while minimizing the support burden.  As alluded to earlier, we increased our value proposition significantly when we brought Dell to the table, demonstrating that we could provide a worldwide go to market strategy.
We continue to work with CDW and RIM to leverage CDW’s significant BlackBerry experience.  CDW-G was responsible for our DoD sales announced earlier in the summer.
Moving on to the DoD market for SteelWorks.  As most of our investors know we also have a DoD-specific version of SteelWorks which includes the productization of DoD’s Security Technical Implementation Guides or “STIGs.”  These STIGs include the Windows STIG, .Net STIG, and the Wireless STIG.  The Defense Information Security Agency or “DISA” is responsible for developing the STIGs for the BlackBerry application.  Until the STIG for BlackBerry 5.0 becomes available (which it is not today), DoD customers cannot install the 5.0 product.  It is our understanding that work on the 5.0 STIG has begun and could be released in as early as 3-4 months.  We are beginning the planning process to have a Dell-based SteelWorks FedMobile product available as soon after the STIGs are released as possible.  SteelWorks FedMobile might be the largest single market opportunity that Company has ever tackled.  This opportunity involves the potential upgrade of the almost 10,000 DoD BES installations to v5.0.  Let me remind our investors that we believe our product is easily justified by reducing the four weeks of STIG consulting necessary to install BES to a 60 minute task.

With our average revenue for SteelWorks FedMobile of approximately $10,000 to $12,000 per installation at a 75%+ margin, you can easily see that our total potential market opportunity exceeds $100M.  As mentioned earlier, we are working on the release of high-end SteelWorks platforms to address an even larger segment of the DoD customer base than we do today.
So, the obvious question upon hearing all of our new potential is “when,” when does it start?  Let me review our initiatives:
•
We have just released our SteelWorks for BES 5.0 yesterday and are delivering the first system to a customer today.  So, as of this week we are able to deliver 5.0 systems with all of our new software, on our new Dell platform.  So the “when” on 5.0 is beginning now.

•	We expect that we will be set up through distribution and with Dell.com beginning in October.
•	We expect that our new contracts will be in place with RIM by the end of this month. We, therefore, believe that we will begin to reap the benefits of the Hosting market in October.
•	The international hosting opportunity is ahead of schedule and we expect to see results beginning in October.

•
The DoD market has been quiet in the last two months waiting on the 5.0 STIG from DISA.  We now expect that STIG to be completed just after the new year which is sooner than we originally expected.  As with all government regulations, there is some risk in this timing.  We expect to start seeing results in the first calendar quarter of next year.

From streamlining our operations to developing important channels and partnerships I believe that the Company is executing at a high level.  Our single biggest challenge is not the development of product or channels, it is in the proper capitalization of the Company that will let us leverage our important recent successes.  We are behind schedule in our equity raising activities and we need to raise money immediately.  By no means is success assured, but, assuming we do raise the expected capital, I believe our future looks bright.  Few companies of our size have the opportunity to work with the stature of partners in a market as dynamic as we are now engaged.
I thank you for your time today and we will now open the lines up for questions.